SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2006

BioMarin Pharmaceutical Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-26727	68-0397820
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

105 Digital Drive, Novato, California	94949
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 506-6700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On March 15, 2006, BioMarin Pharmaceutical Inc. (the “Company”) entered into a License Agreement (the “License Agreement”) with Alliant Pharmaceuticals Inc. of Alpharetta, Georgia (“Alliant”). Pursuant to the terms of the License, Alliant has acquired the exclusive rights to the Orapred® (prednisolone sodium phosphate oral solution) product line, including Orapred ODT™ (prednisolone sodium phosphate orally disintegrating tablets) for all of North America. BioMarin is entitled to receive an upfront payment of $2.5 million and $15.5 million in milestone payments contingent primarily upon the approval and commercial launch of Orapred ODT in the United States. Additionally, BioMarin is entitled to receive royalties ranging from 25 percent to 30 percent on net sales of Orapred ODT, net of royalties owed to a third party, and additional royalties on net sales of other Orapred products.

Item 8.01.	Other Events.

On March 15, 2006, the Company issued a press release regarding the positive results of a Phase 3, double-blind, placebo-controlled clinical study of Phenoptin™. The Company’s press release issued on March 15, 2006 is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements, Pro Forma Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

Not Applicable.

(b)	Pro Forma Financial Information.

Not Applicable.

(c)	Exhibits.

Exhibit 99.1	Press Release of the Company related to Phenoptin Phase 3 Trial dated March 15, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BioMarin Pharmaceutical Inc., a Delaware corporation

Date:	March 15, 2006	By:	/s/ G. Eric Davis
G. Eric Davis Vice President, Corporate Counsel

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 99.1	Press Release of the Company related to Phenoptin Phase 3 Trial dated March 15, 2006.